EXHIBIT 10.5

[FORM OF]
BERKSHIRE HILLS BANCORP, INC.
2022 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

Participant’s Name:

You have been granted an award of shares of Berkshire Hills Bancorp, Inc. common stock (“Common Stock”) at no cost to you subject to the terms and conditions of this Award Agreement and the Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan (the “Plan”).Capitalized terms used herein but not defined will have the same meaning as in the Plan.

Number of Shares
Subject to the Stock Award:	_________ shares of Common Stock ($0.01 par value per share)

Date of Grant:	______ __, ____.

Term of Stock Award
and Vesting Schedule:	Except as otherwise provided in this Award Agreement, your Restricted Stock Award will vest in three installments as follows:

Installment Vesting Date

___ shares ______ __, ____
___ shares ______ __, ____
___ shares ______ __, ____

Acceleration of Vesting
upon an Involuntary
Termination at or following
a Change in Control:
All unvested shares of Common Stock subject to this Restricted Stock Award will immediately vest as of the date of an Involuntary Termination at or following a Change in Control (as such terms are defined in the Plan).

Effect of Termination of
Employment because of:

(a)	Death or Disability:	In the event your employment terminates due to death or Disability, the unvested portion of your Restricted Stock Award will immediately vest as of the date of your death or termination of employment.

(b)	Termination for Cause:	If your employment is terminated for cause, all of your rights to this Restricted Stock Award will expire and be forfeited immediately as of the effective date of your Termination for Cause.

(c)	Retirement:	If your employment terminates on account of your Retirement, you will forfeit the unvested portion of your Restricted Stock Award and all of your rights to the unvested portion of your Restricted Stock Award will become null and void as of the date of your Retirement.

(d)	Other reasons:	If your employment terminates for any other reason, you will forfeit your unvested Restricted Stock Award as of your termination date and all of your rights to the unvested Restricted Stock Award will become null and void at that time.

Voting:
You are entitled to vote, or direct the Plan Trustee to vote, all shares subject to this Restricted Stock Award in a manner consistent with the Plan and any applicable Trust Agreement and subject to the rules and procedures of the Committee.

Cash Dividends:	Any cash dividend declared on a Restricted Stock Award will be paid to you as of the date such shares vest.

Designation of Beneficiary:	You may designate a beneficiary, in writing, to receive your rights to this Restricted Stock Award in the event of your death.

Tax Withholding:
Upon payment of any portion of this Restricted Stock Award, the Committee may require that, as a condition of delivery of the shares of Common Stock, (i) you remit an amount sufficient to satisfy all federal, state and local tax withholding, (ii) any required withholding may come from compensation otherwise due to you, or (iii) any required withholding may come from any combination of the foregoing.  In addition, you may direct Berkshire Hills Bancorp, Inc. to withhold a number of shares otherwise vesting that would satisfy the tax withholding in an amount up to a Participant’s highest marginal rate.

Plan Governs:	Notwithstanding anything in this Award Agreement to the contrary, the terms of this Restricted Stock Award are subject to the terms and conditions of the Plan. You may obtain a copy of the Plan from the Human Resources Department.  This Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee pursuant to the Plan.  Any capitalized terms in this Award Agreement have the same meaning given to those terms in the Plan.

Neither the Plan nor this Award Agreement create any right on the part of any individual to continue in the employ or service of Berkshire Hills Bancorp, Inc. or its Affiliates.

Non-Solicitation Agreement:
In consideration of the rights and benefits extended to you by Berkshire Hills Bancorp, Inc. under this Award Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by you, you agree that during your employment with Berkshire Bank, its parent Berkshire Hills Bancorp, Inc., its affiliate Berkshire Insurance Group, Inc., its subsidiary Firestone Financial, LLC, or any of its other affiliates or subsidiaries, or their successors (hereinafter collectively referred to as  the “Company”), and continuing for a period of (a) twelve (12) months after your employment with the Company ends, if the term of your employment with the Company was for less than three (3) years, or (b) six (6) months after your employment with the Company ends, if your employment with the Company was for a term of three (3) years or more, you will not, directly or indirectly, on your own behalf or on behalf of any third person or entity, and whether through your own efforts or through the efforts or assistance of any other person or entity (including, without limitation, any person employed by or associated with any entity with whom you are or may become employed or associated):

1.
Solicit or accept any banking, lending, wealth management, investment, insurance or financial services-related business from any individual or entity that was a client or customer of the Company at any time during the three (3) months immediately prior to the end of your employment with the Company, if you were introduced to or interacted with such client or customer regarding the Company’s business; provided, however, that you may accept employment with a Company client or customer or prospect; or

2.
Participate in hiring, hire or employ an employee or consultant of the Company, or solicit, encourage or induce any such employee or consultant to terminate his or her employment or other relationship with the Company.

It is expressly understood and agreed by the parties that the restrictions against solicitation of Company clients and customers set forth in paragraph 1. above shall apply in all situations where your employment may be terminated by the Company for cause, or at your election, but shall not apply to a termination of your employment due to a Company downsizing or the elimination of your position; provided, however, that if you enter into a separation agreement with the Company or receive a severance payment after a downsizing or position elimination, any non-solicitation terms and conditions that you may agree to in consideration of any such agreement or payment shall be independently binding and enforceable against you.

If following a Change in Control (as defined in the Plan) of the Company you continue your employment with the Company for six (6) consecutive months, and you thereafter voluntarily terminate your employment with the Company at any time up to the end of the ninth (9th) month following the Change in Control, the restrictions against solicitation of Company clients and customers set forth in paragraph 1. above shall not apply against you.

Notwithstanding anything else herein to the contrary, the restrictions against hiring or employing Company employees or consultants set forth in paragraph 2. above shall apply against you in all circumstances under which your employment with the Company ends.

You also agree that for a period of six (6) or twelve (12) months, whichever is applicable, after your employment with the Company ends, you will inform your potential and actual future employers of your obligations under this Non-Solicitation Agreement.  You agree and acknowledge that this Non-Solicitation Agreement is a material provision of the foregoing Award Agreement and your continuing employment with the Company.  Accordingly, in the event it is established in a court of competent jurisdiction that you have breached this Non-Solicitation Agreement, in addition to any other remedies, damages and relief that may be available to the Company at law or in equity, you agree that you shall be required to reimburse the Company for the amount of any reasonable attorneys’ fees and costs incurred by it in connection with such breach or any action against you as a result thereof.

Agreement Regarding
Confidential Information:
In consideration of the rights and benefits extended to you by Berkshire Hills Bancorp, Inc. under this Award Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by you, you acknowledge and agree that your employment with the Company creates a relationship of confidence and trust between you and the Company with respect to Confidential Information.  You hereby warrant and agree that (a) you have not used or disclosed any Confidential Information other than as necessary in the ordinary course of performing your duties as a Company employee; and (b) you will keep in confidence and trust, both during your continuing employment with the Company and at all times after such employment shall terminate for whatever reason, all Confidential Information known to you, and will not use or disclose such Confidential Information without the prior written consent of the Company.  Nothing in this Agreement is intended to or shall preclude you from providing truthful testimony or providing truthful information in response to a valid subpoena, court order or request of any federal, state or local regulatory or quasi-regulatory authority; provided, however, that, to the extent permitted by law, you have first provided to the Company as much advance notice as practicable of any such compelled disclosure, and further that you agree to honor any order or ruling obtained by the Company quashing or barring any such subpoena, court order or request for disclosure.  As used in this Agreement, “Confidential Information” means any and all information belonging to the Company, which is of value to the Company and the disclosure of which could result in a competitive or other disadvantage to the Company.  Examples of Confidential Information are, without limitation, financial information, reports and forecasts; trade secrets, know-how and other intellectual property; software; market or sales information or plans; customer lists and information; business plans, prospects and opportunities; and possible acquisitions or dispositions of businesses or facilities that have been discussed by the management of the Company.  Confidential Information includes information you develop or have developed in the course of your employment with the Company, as well as other information to which you may have access in connection with your employment.  Confidential Information also includes the confidential information of others, including, but not limited to, customers of the Company, with whom the Company has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless such information entered the public domain due to a breach of your obligations under this Agreement regarding Confidential Information or otherwise.

Non-Transferability:	You may not sell, transfer, assign, pledge or otherwise encumber shares subject to this Restricted Stock Award until you have become fully vested in the shares underlying the award.

Modification and Amendment:
Subject to the terms of the Plan, the Committee may amend or modify this Restricted Stock Award from time to time, prospectively or retroactively; provided, however, that no such amendment or modification may adversely affect your rights under this Restricted Stock Award without your written consent.

Adjustment Provisions:
This Restricted Stock Award, including the number of shares subject to the Restricted Stock Award, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.4 of the Plan.

Compliance:
This Restricted Stock Award and this Award Agreement are subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

[Signature page to follow]

I acknowledge that all decisions, determinations and interpretations of the Board of Directors, or the Committee, regarding the Plan and/or this Award Agreement are final and conclusive.

IN WITNESS WHEREOF, Berkshire Hills Bancorp, Inc. has caused this Award Agreement to be executed, and said Participant has also executed this Award Agreement, as of the _____ day of __________________.

BERKSHIRE HILLS BANCORP, INC.

   By:_________________________________
      For the Committee Administering the Plan

PARTICIPANT

____________________________________